ABERDEEN GLOBAL INCOME FUND, INC.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated as of March 8, 2004, among Aberdeen Global Income

Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment

Company Act of 1940, as amended (the “1940 Act”), and Aberdeen Asset

Management Asia Limited, a Singapore corporation (“AAMAL” or the

“Investment Manager”) and Aberdeen Asset Management Limited, a New South

Wales, Australia corporation (the “Investment Adviser”).

WHEREAS, the Fund is a closed-end management investment company;

WHEREAS, the Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with its stated investment objectives and restrictions;

WHEREAS, the Fund (then known as The First Commonwealth Fund, Inc.)

entered into a management agreement dated December 22, 2000 (the “ Former

Management Agreement”) with Aberdeen Asset Managers (C.I.) Limited (then known as EquitiLink International Management Limited), a Jersey, Channel

Islands corporation (“AAMCIL”), pursuant to which AAMCIL then managed the

Fund’s investments and made investment decisions on behalf of the Fund, and for which AAMCIL received a monthly fee from the Fund as specified in the Former

Management Agreement;

WHEREAS, in connection with rendering the services required under the

Former Management Agreement, AAMCIL was permitted to retain, at its expense and in the manner set forth in the Former Management Agreement, investment advisers to assist it in carrying out its obligations to the Fund under the Former

Management Agreement;

WHEREAS, pursuant to an investment advisory agreement executed

December 22, 2000 (the “Former Advisory Agreement”) among the Fund,

AAMCIL and the Investment Adviser (then known as EquitiLink Australia

Limited), AAMCIL retained the Investment Adviser to assist it in carrying out its obligations to the Fund under the Former Management Agreement;

WHEREAS, in December 2003, the Board of Directors of the Fund

approved the transfer by AAMCIL to AAMAL of the rights and obligations of

AAMCIL under the Former Management Agreement and the Former Advisory

Agreement (the “Transfer”);

WHEREAS, the Fund entered into a management agreement dated as of

March 8, 2004 (the “Management Agreement”) with AAMAL, pursuant to which

AAMAL will manage the Fund’s investments and will make investment decisions on behalf of the Fund, and for which AAMAL will receive a monthly fee from the

Fund as specified in the Management Agreement;

WHEREAS, the Fund desires to have AAMAL assume the rights and obligations of AAMCIL under the Former Advisory Agreement, and AAMAL is willing to assume such rights and obligations, by entering into this investment advisory agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.

Investment Adviser.

1.1   To the extent requested by the Investment Manager, the Investment

Adviser will make recommendations to the Investment Manager as to the-overall structure of the Fund’s portfolio, including asset allocation advice and general advice on investment strategy relating to the Fund’s overall investment objectives.

The Investment Adviser shall give the Investment Manager (and the Fund) the benefit of the Investment Adviser’s best judgment and efforts in rendering services under this Agreement.

1.2   For the services rendered to the Investment Manager under Section

1.1 hereof, the Investment Manager will pay the Investment Adviser a fee computed at the annual rate of 0.15% of the Fund’s average weekly net assets,

computed based upon net asset value applicable to shares of common stock and shares of preferred stock determined weekly and payable on the first business day of each calendar month.

1.3   To the extent requested by the Investment Manager, the Investment

Adviser will make recommendations to the Investment Manager as to specific portfolio securities to be purchased, retained or sold by the Fund and will provide or obtain such research and statistical data as may be necessary in connection therewith. The Investment Adviser shall give the Investment Manager (and the

Fund) the benefit of the Investment Adviser’s best judgment and efforts in rendering services under this Agreement.

1.4   For the services rendered to the Investment Manager under Section

1.3 hereof, the Investment Manager will pay the Investment Adviser a fee computed at the annual rate of up to 0.10% of the Fund’s average weekly net assets computed based upon net asset value applicable to shares of common stock and shares of preferred stock determined weekly and payable on the first business day of each calendar month; it being understood that any such fee shall be reduced by the amount, if any, that the Investment Manager may pay other entities for rendering any of the services contemplated by Section 1.3 hereof.

1.5   For the purpose of determining the fees payable to the Investment

Adviser hereunder, the value of the Fund’s net assets shall be computed initially at the times and in the manner specified in the Fund’s Registration Statement an

Form N-2, as such times and manner may be amended from time to time by action of the Fund’s Board.

2.

Expenses. The Investment Adviser shall bear all expenses of its respective employees, except certain expenses incurred by the Investment

Adviser’s employees who serve as officers and directors of the Fund which are reimbursed by the Fund under the Fund’s policy governing reimbursement of

Fund-related expenses. The Investment Adviser shall bear all overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund’s directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Adviser but who are not interested persons of the

Investment Manager.

3.

Liability. Neither the Investment Manager nor the Investment

Adviser shall be liable for any error of judgment or for any loss suffered by the

Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the

Investment Manager or the Investment Adviser, as appropriate, in the performance of, or from reckless disregard by such party of such party’s obligations and duties under, this Agreement.

4.

Services Not Exclusive. It is understood that the services of the

Investment Manager and the Investment Adviser are not deemed to be exclusive,

and nothing in this Agreement shall prevent the Investment Manager or the

Investment Adviser, or any affiliate of either of them, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager or the

Investment Adviser desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the clients of each in a manner that is fair and equitable in the judgment of the Investment Manager and the Investment Adviser in the exercise of their fiduciary obligations to the Fund and to such other clients.

5.

Duration and Termination. This Agreement shall be effective as of the date first above written, and shall continue in effect until December 22,

2004. If not sooner terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund’s Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund’s entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund’s

Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days’ written notice to the Investment Manager and the

Investment Adviser, or by either the Manager or the Investment Adviser upon at least ninety (90) days’ written notice to the Fund and the other party but any such termination shall not affect continuance of this Agreement as to the remaining parties. This Agreement shall automatically terminate as to any party in the event of its assignment (as defined in the 1940 Act).

6.

Miscellaneous.

6.1   This Agreement shall be construed in accordance with the laws of the

State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.

6.2   The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

6.3   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

6.4   Nothing herein shall be construed as constituting any party an agent of the Fund or of any other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABERDEEN GLOBAL INCOME FUND, INC.

By:

/s/ Martin Gilbert

Name:

Martin Gilbert

Title:

President

ABERDEEN ASSET MANAGEMENT ASIA LIMITED

By:

/s/ Hugh Young

Name:

Hugh Young

Title:

Managing Director

ABERDEEN ASSET MANAGEMENT LIMITED

By:

/s/ James Blair

Name:

James Blair

Title:

Director

- # -